Exhibit 99.2

Transcript of
Reis, Inc. Third Quarter 2008 Financial Results Call
November 10, 2008
2:00PM (Eastern Time)

Speakers:

Mr. Lloyd Lynford, President and Chief Executive Officer
Mr. Jeffrey H. Lynford, Chairman
Mr. Mark P. Cantaluppi, Vice President and Chief Financial Officer

OPERATOR:
Hello and welcome to the Reis, Inc. Third Quarter 2008 Financial Results Conference Call.  All participants will be in a listen-only mode.  There will be an opportunity for you to ask questions at the end of today’s presentation.  If you would like to ask a question during the Question and Answer Session, please press “*” then “1” on your touchtone phone.  You will hear a tone to confirm that you have entered the list.  If you decide you want to withdraw your question, please press “*” then “2”.   If you should need assistance during the conference, please signal an Operator by pressing “*” then “0” on your touchtone phone.  Please note this conference is being recorded.  Now I would like to turn the conference over to Mr. Lloyd Lynford.  Sir, you may begin.

LLOYD LYNFORD:
Good afternoon, this is Lloyd Lynford, President and CEO of Reis. Today, we have with us: Jeffrey Lynford, our Chairman and my brother; Mark Cantaluppi, Reis’s Chief Financial Officer; and other members of Reis’s senior management team.

First, I need to provide our legal disclaimer:

Today’s comments may include forward-looking statements which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations.  Actual results may differ materially from those in the forward-looking statements.  In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances or if our expectations change.  For more information relating to the risks and uncertainties involved in our forward-looking statements and the Company generally, please see the “Risk Factors” and “Forward-Looking Statements” sections of our recent filings with the SEC, including our third quarter 10-Q and our 2007 10-K.

This call is being broadcast live over the Internet and will be available for replay for a period of time following the call.  A link to the webcast of this call, as well as information on the replay is available at www.reis.com/events.

Today, we filed our third quarter Form 10-Q and issued an earnings press release, copies of which can be found at the Investor Relations portion of our website at www.reis.com. Our presentation this afternoon will begin with my comments on Reis’s third quarter and current market conditions. I will in turn ask Jeff Lynford to briefly review the status of our three real estate projects, and Mark Cantaluppi will then describe our third quarter financial performance.

We will then open the telephone lines for your questions.  We ask that, when you speak, you please state your name and the organization with which you are affiliated.

The headline of today’s call is that Reis Services’s earnings growth remains strong. We believe this is a particularly impressive accomplishment in the context of these most challenging economic conditions. Our growth in revenue, EBITDA and EBITDA margin are testimony to the compelling power of Reis’s business model and to the must-have nature of our information and analytics in strong and weak markets alike. As we have pointed out in previous calls, Reis’s products have been designed to assist investors and service providers in all phases of the commercial real estate life cycle: preliminary market research, origination, underwriting and acquisition due diligence, financial reporting, regulatory compliance and risk management, and ultimately, disposition through sale or securitization. A slowdown in one area, such as transaction activity, heightens the demand for information in other areas, such as portfolio and risk management. This is our historical and current experience and it is an important factor behind Reis’s continuing success. If constrained capital flows diminish the pace of new acquisitions and financings, a logical response by portfolio and risk managers is to quantify how these sluggish capital market conditions are affecting the value of the assets in their portfolios. Updated market information and forecasts are central to the dynamic re-valuation of commercial real estate holdings in difficult markets. The demand for market information during a market correction is not unusual—the Wall Street Journal Online has been adding subscribers during this downturn and continues to increase its subscription pricing. In addition, many providers of business-critical information, including Reed Elsevier and Thomson Reuters, have noted the resilience of business information services (and the attractiveness of recurring revenue from subscriptions for these services) even in difficult economic times.

Unlike other commercial real estate information firms whose products and value propositions are geared almost exclusively to transaction-related or marketplace activities, and whose business models depend on the number of properties listed on their websites, or on the number of users of their products, Reis’s model is predicated on report consumption.  Even in the current troubled market, there remain debt and equity investors responsible for commercial real estate assets, and these investors continue to access our reports to make asset and portfolio management decisions. Simply stated, our business model is driven in large measure by the existence of the assets themselves, and is further supported by the importance of Reis’s information throughout the real estate life cycle. Our annual subscription fees are determined predominantly by report consumption—in contrast to other models whose revenues are tied more closely to the number of subscribing brokers or property listing fees.  It is important to note in this regard that our report consumption remains stable despite the fact that the volume of commercial real estate transactions is down 66% nationally from the level of 2007.

More specifically, you’re probably wondering what the impact of some of the high profile financial institution combinations and failures means to Reis’s business. There is not yet a clear-cut answer but let me share with you as much insight as I can.

Reis’s revenue base is not heavily concentrated. Our largest customer accounted for only 2.4% of Reis Services’s nine month 2008 revenue. Our 25 largest customers in the aggregate accounted for 32.3% of revenue.  Although three of these customers have been subject to regulatory intervention, all three continue to utilize our services.

While of course we would prefer that all clients survive, prosper and utilize Reis’s market information, it appears we have multiple layers of insulation from some if not all of the repercussions of recently announced business combinations and failures—some of these layers provide near term insulation, others will benefit us over the intermediate term.

Contracts for Reis’s services typically range from one to three years; some of the institutions that have combined or filed for bankruptcy remain under contracts and continue to use our service, which remains vital to the management of their business and assets and for which they have prepaid without cancellation rights. Moreover, this is not the first time during Reis’s corporate history that we have experienced a wave of business combinations among financial institutions—and we have learned from those experiences. One lesson is that when two firms merge, usage does not necessarily decline even though the number of users may diminish due to layoffs. Our service and our contracts recognize this reality. Specifically, Reis’s contracts typically have language protecting Reis in the case of a merger. To ensure the integrity of our usage-based model, in the event of a merger between two Reis clients, any consolidation of those two clients into one account requires a fresh look at usage upon renewal. Simply stated, our contracts, our usage model (rather than a per seat or per listing model), and the critical nature of our information to the asset re-valuation process are all favorable attributes in maintaining revenue. Over the intermediate term, stress at larger financial institutions typically leads to Reis users moving to new firms, some of which will not be Reis clients. Many of our new accounts come directly from individual users landing in new positions and seeking access to the same high quality information they utilized in their previous positions. Once again, relying upon these layers of insulation I have discussed is not preferable to maintaining healthy relationships with flourishing clients, but they do represent components of a stable business model that some other businesses would envy.

The strength of Reis’s products and business model is evident from our third quarter results. Later on this call, Mark Cantaluppi will discuss our financial results in detail. I will just provide a few highlights for the Reis Services segment. Keep in mind that the year to date 2007 period is presented on a pro forma basis.

The Reis Services segment posted record levels of revenue and EBITDA in the third quarter of 2008. For the three months ended September 30th, EBITDA for the Reis Services segment was just under $3 million, representing a 16% year-over-year growth rate and a 45% EBITDA margin. For the nine months ended September 30th, EBITDA was approximately $8.5 million, representing a 44% year-over-year growth rate and a 44% EBITDA margin. Interestingly, our EBITDA for the first nine months of 2008 is equal to our EBITDA from all of 2007.

I would like to comment on the recent announcement by CoStar withdrawing its offer to acquire Reis for $8.75 per share. As you are probably aware, at the end of June, Reis’s board—after an extensive review with the help of nationally-recognized legal and financial advisors—had previously and unanimously rejected CoStar’s initial offer as inadequate. In the middle of August, upon CoStar’s public announcement of its identical offer, our board reconvened and reiterated its rejection within hours. Certainly, the board considered the premium that CoStar’s offer represented to our then-current stock price, but it also concluded that neither our stock price nor CoStar’s premium was determinative of the intrinsic value of the Reis franchise as measured by its current and prospective earnings.

At the time of CoStar’s initial offer, Reis had been a public company for one year; one of the guiding premises of combining Reis and Wellsford was to bring Reis into the public market while simultaneously exiting Wellsford’s real estate development business. From the May 2007 merger through today, the Company has repaid $29.2 million of revolving development debt, leaving a balance of just $5.1 million. We have also sold 96 units at Gold Peak in Colorado, leaving only 19 remaining units to sell of the original 259. We expect to wrap that project up in the next six months. We have ceased all development activities at our Claverack and East Lyme projects and are currently attempting to sell both properties in bulk; in accordance with this plan, in September, we sold eight lots in East Lyme to a regional builder.

We believe that the successful completion of our programmatic approach to exiting the real estate business will result in a greater understanding by investors of Reis’s core market information and analytics business—its recurring revenue, high EBITDA margins and rapid EBITDA growth—and that Reis shareholders will receive the multiples typically accorded these types of businesses in a more normalized market environment. Our current stock price does not discourage us from realizing these strategic objectives and producing exceptional value for our shareholders. Remember: Reis’s senior officers and directors own approximately 25% of the company and our objectives are fully aligned with those of all shareholders. Selling a business information company with our proprietary database and growth profile, whose current annualized EBITDA run rate exceeds $11 million, at a multiple of trailing EBITDA that is less than 10, does not make sense given a reasonable economic environment. We understand CoStar’s effort to exploit our low stock price to acquire an industry leader at a bargain price; we understand that they believe, as has been stated, that they can reduce our costs by roughly fifty percent and realize an astonishingly accretive transaction for their shareholders. There is only one problem with that scenario: we work for you—Reis’s shareholders—not CoStar’s shareholders.

There has been a second impediment to a productive dialogue with CoStar. They refuse to sign a non-disclosure agreement, the identical agreement that we have entered into from time to time in the ordinary course of negotiating with third parties. In the case of CoStar, who is a competitor, and whose CEO has a proclivity for negotiating in public, a non-disclosure agreement is an indispensable first step to dialogue. CoStar’s CEO has also indicated that I would not return his calls. For the record, we have responded in an appropriate manner to all communications from CoStar—the first time we received any response from CoStar regarding our industry-standard NDA was when their CEO said that he wouldn’t sign it, on his quarterly conference call on October 30th, nearly two months after we forwarded the NDA to him. Of course, as we have said publicly, we will review, together with our legal and financial advisory team, all reasonable offers from responsible third parties.

I also want to address the state of trading in our stock.

We have identified certain trades and trading patterns, particularly during the March 2008 to May 2008 time period, that are troubling, and we have asked the Nasdaq and FINRA (The Financial Industry Regulatory Authority) to review these trades. They determined that opening an investigation was an appropriate next step.

There are a number of days when our stock does not trade (or trades lightly), and then at the end of the day (in what is called the closing cross), a 100 or 200 share trade is executed at a price substantially below the most recent sale price. This has been causing consistent downward pressure on our stock. We are concerned that one or more parties may be using abusive trading practices to drive down our stock price. FINRA has expanded its review to include the period from February 2008 to August 2008, and is reviewing the trading patterns for completed transactions as well as unfilled orders, including trades leading up to the public unsolicited offer by CoStar on August 12, 2008. We have identified additional trades over the past few months, which will be included in this review. At this time, we do not have any other information that we can provide you on this topic.

I would now like to turn the call over to Jeff Lynford to discuss our three real estate projects.

JEFFREY LYNFORD:
Thank you, Lloyd.

We have made progress towards an ultimate disposition of our three legacy real estate projects.  As I have done in prior calls, I would like to provide you with some key metrics and operational achievements.

Real estate assets decreased from $26.8 million at December 31, 2007 to $17.5 million at September 30, 2008, a net reduction of 35%, as a result of sales at both our Gold Peak and East Lyme projects.

Construction loans outstanding decreased from $13.4 million at December 31, 2007 to $5.4 million at September 30, 2008, a net reduction of 59%, also as a result of the aforementioned sales. As of today, the balance has been further reduced to $5.1 million, and this encumbers only East Lyme, since we retired all the remaining Gold Peak debt in August.

Our minimum liquidity covenant requirement has decreased to $4.7 million at September 30, 2008 from $10 million at December 31, 2007.

At Gold Peak, we have sold 232 units through September 30th, with an additional three sales in October. Currently, five units are under contract, leaving 19 units available to buyers. As I noted, these remaining Gold Peak units are free and clear of any debt. Thus, the incremental cash flow generated from the sale of these units will remain within the Company.

In September, we sold eight partially improved lots at East Lyme to a regional homebuilder for $900,000.

At the Stewardship, our project in Claverack, New York, the infrastructure, amenities and two model homes are complete.

At this time, the construction of new homes has been concluded or suspended at all of our projects.

At Gold Peak, management’s efforts are directed entirely towards completing the sell out of the remaining 19 units. We are responding to the weakening market through appropriate pricing, concessions and upgrades in order to complete the sell out.

At East Lyme and Claverack, we are working with brokers to sell these projects in whole or in part as expeditiously as possible. We have expanded our disposition efforts to encompass smaller bulk sales.  An example of this effort is the previously mentioned sale of eight lots in East Lyme to a regional homebuilder.  Given current constraints on national homebuilders, we have implemented a strategy to identify and sell smaller bundles of lots at our projects directly to these local or regional builders. This provides us with an additional methodology to dispose of these projects in successive multiple sales.  However, as a result of the lack of liquidity generally, and specifically the reluctance of banking institutions to lend new construction funds, this task continues to be challenging.

At this time, I would like to turn the call over to Mark Cantaluppi to talk about our financial results.

MARK CANTALUPPI:
Thank you, Jeffrey.

The financial information I will present today includes the actual results for the third quarter and nine month period ended September 30, 2008 as compared to the results of the third quarter and nine month period ended September 30, 2007 and as compared to the results for the trailing quarter ended June 30, 2008.  Please note that the information for the nine months ended September 30, 2007 is presented on a pro forma basis.

We continue to present financial information in two operating segments: the information business, which we refer to as Reis Services, and the Residential Development Activities segment. Management believes that the utilization of segment reporting will assist stockholders in analyzing the two separate businesses. Accordingly, I will describe our operations in that manner.

Consolidated revenue for the third quarter of 2008 aggregated $11.5 million, which is comprised of subscription revenue of $6.5 million and sales revenue from residential development activities of $5 million.

Consolidated revenue for the nine months ended September 30, 2008 aggregated $39.2 million, which is comprised of subscription revenue of $19.4 million and sales revenue from residential development activities of $19.8 million.

The Company had a consolidated net loss of $209,000 for the third quarter of 2008 or ($.02) per share on a basic and fully diluted basis. Consolidated net income for the nine months ended September 30, 2008 was $1,263,000 or $0.12 and $0.09 per share on a basic and fully diluted basis, respectively. Net income for the nine month period was positively impacted by a $1.2 million tax benefit realized in the second quarter.

The Company also reports EBITDA, which we believe is a useful measure to understand the financial performance of Reis Services. Since EBITDA is a non-GAAP financial measure, I must caution you about its limitations. In the MD&A section of our third quarter 2008 10-Q, on page 35, and in our earnings release issued earlier today (both of which are available in the Investor Relations portion of our website, at www.reis.com), we include cautionary language about the use of EBITDA and Adjusted EBITDA as non-GAAP measures and present reconciliations of net income to Adjusted EBITDA and EBITDA for the three and nine months ended September 30, 2008 and for the comparable 2007 periods, including the nine months ended September 30, 2007, which is on a pro forma basis.

While Lloyd has already provided a highlight of certain financial information for Reis Services, I would like to provide this segment’s performance and comparative results in greater detail.

EBITDA for Reis Services was $2,965,000 for the third quarter of 2008, representing a 45% margin. EBITDA was $8.5 million for the nine months ended September 30, 2008, representing a 44% margin.

For comparison purposes, Reis Services had the following growth: In the third quarter of 2008, EBITDA grew 16% from $2,557,000 in the 2007 quarter to $2,965,000 in the 2008 quarter. The EBITDA margin improved from 40.3% to 45.4%.  In the third quarter of 2008, revenue grew approximately 2.9% over the third quarter of 2007 from $6.3 million to $6.5 million. The 2007 third quarter revenue was positively impacted by special project and consulting work in excess of the amounts recorded in the 2008 quarter by $244,000.  Without the variance related to revenue from special project and consulting work, the growth in our primary subscription business would have been $425,000, or 7.2%.

For the nine months ended September 30, 2008, EBITDA grew 43.5% from $5.9 million to $8.5 million. The EBITDA margin improved from 34.4% to 43.8%.  For the nine months ended September 30, 2008, revenue grew approximately 12.6% over the 2007 pro forma period from $17.3 million to $19.4 million. The 2007 nine months revenue was also positively impacted by special project and consulting work in excess of the amounts recorded in the 2008 nine month period by $291,000.  Without the variance related to revenue from special project and consulting work, the growth in our primary subscription business would have been $2,462,000, or 14.9%.

Comparing the results of the third quarter of 2008 and the second quarter of 2008, revenue increased 0.3% from $6,505,000 to $6,524,000. EBITDA grew 3.7% from $2.8 million in the 2008 second quarter to $2,965,000 in the 2008 third quarter. The EBITDA margin improved from 43.9% to 45.4%.

The increase in EBITDA over the 2007 periods is primarily the result of:

·	One, the revenue growth of 2.9% and 12.6% for the three and nine months ended September 30, 2008, respectively, over the comparable 2007 periods;
·
Two, the effect of a significant portion of the revenue growth translating directly to EBITDA growth as a result of our largely fixed cost structure (as demonstrated by the continued increase in EBITDA margins);

·
Three, as it relates to the nine month comparison, higher expenses in the pro forma nine months ended September 30, 2007 as a result of accruals for lease termination and other obligations of Private Reis that were not Merger-related costs or costs of the merged entities; and

·	Four, our ability to control operating expenses.

I am now going to move into a discussion of parent level general & administrative costs, or G&A. We are continually challenging and looking at ways to reduce these costs. Most of the G&A costs associated with the orderly disposition of our real estate projects are personnel-related and are subject to fixed contracts. The reduction of these costs is dependent upon the timing of the ultimate sale of the remaining real estate assets.

We have reduced many costs over the year, including the costs associated with our 535 Madison Avenue lease obligation, which ended September 1, 2008. We have been diligently working to reduce other costs and have been able to achieve meaningful savings in 2008 upon renewal of our D&O and other corporate liability insurance coverages, which will run into 2009.

The G&A expense savings from these items alone are approximately $1.2 million on an annualized basis. We will continue to strive for additional G&A savings in the fourth quarter of 2008 and during 2009.

I would like to highlight that the three and nine month G&A expense for 2008 is burdened by $215,000 and $453,000, respectively, of legal and investment banking fees incurred with regards to assessing and responding to the unsolicited offers and assessing strategic alternatives.

Following are some balance sheet statistics:

Stockholders’ equity was $82.1 million at September 30th. The Company has approximately 10,985,000 common shares outstanding which equates to a book value per share of $7.48. Directors and senior management of the Company beneficially own approximately 25% of the outstanding stock.

At September 30, 2008, we reported total assets aggregating $131 million.

Cash and cash equivalents aggregated $25.9 million, or $2.35 per share.

The Company reported deferred revenue of $10.8 million. Deferred revenue represents revenues from annual or longer term contracts for which we have billed and/or received payments from our customers related to services we will provide in the future. As time passes, these deferred revenues are recognized as income, primarily on a straight-line basis over contractual periods. Our annual contract model provides a significant level of revenue visibility and predictability relative to future periods. For example, approximately $5.8 million of the deferred revenue balance will turn into revenue in the fourth quarter of 2008. For comparison purposes, of the June 30, 2008 deferred revenue balance of $10.9 million, approximately $5.9 million of that balance turned into revenue in the third quarter, representing approximately 90% of the total third quarter revenue of $6.5 million.  We believe this visibility and predictability is an important aspect to emphasize to you.

We have a strong balance sheet. Total debt aggregated $29.0 million, of which $5.4 million relates directly to the residential development debt and $23.1 million is the remaining outstanding balance of the Reis Services acquisition debt. During 2009, we will repay the remaining $5.1 million of residential development debt (which comes due in June 2009) and we will make scheduled quarterly principal payments aggregating approximately $3.5 million on the Reis Services debt, notably, all of which can be paid from our existing cash balance.  The Reis Services debt matures in September 2012.  As a result of the strong financial results of Reis Services, the LIBOR spread on this debt has been reduced from 300 basis points in 2007 to 150 basis points in the third quarter of 2008.  For the month of September 2008, we paid interest at an “all-in” rate on this debt of approximately 4%.

With that, I would like to open up the call for questions.

OPERATOR:
Thank you. At this time, if you would like to ask a question, please press * then 1 on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press * then 2. That is * then 1 to ask a question.

Our first question comes from Ross Haberman from Haberman Funds. Please go ahead.

ROSS HABERMAN:	How are you gentlemen?

LLOYD LYNFORD:	Good

ROSS HABERMAN:	Nice quarter.

LLOYD LYNFORD:	Thank you.

ROSS HABERMAN:	Could you discuss what you’re seeing in terms of pricing pressure on the product and expected client renewal or losses given the current state of affairs.

LLOYD LYNFORD:
Yes, I think that we can largely bifurcate our customers into two segments: what we call institutional clients and non-institutional clients. Our institutional renewal rate continues to be very strong. I think we’ve disclosed in the Q, overall our blended average renewal rate of all clients is 92%. So we are very pleased that it remains considerably above that 90% threshold. I would say one area of weakness is in the smaller, non-institutional accounts, those people paying us less than $15,000 and in many cases well below $15,000 annually. And even a subset of that, and that would really be the clients, the small institutional clients, who have come on board really pretty much in the last year. We made a concerted effort with our outbound telesales effort to access what we call that base of the pyramid, and we find that when they get into their second and third year with us, their renewal rate becomes very similar to our institutional renewal rate. But if I were to pinpoint one area of weakness, it would be in the first year renewals of our non-institutional clients.

As far as overall pricing, we continue to get, on average, pricing increases. But I must say that in this marketplace, everyone has a budget story to tell. So while usage remains strong, we feel it’s the better part of valor in many cases to be perhaps a little less aggressive on fees than we’ve been in the past because we’re trying to show that we can work with our clients through this period of turmoil and not hit them with usage-based fees every year. So I do think there is some pricing pressure, some headwinds on that, largely due to budgetary considerations that we’re seeing. I would say that’s across the board.

ROSS HABERMAN:
The likely decrease or the reduction in the number of hedge funds which we are seeing and we’re going to see - that falls into your institutional group as you described or that smaller group, and do you expect to see much effect from that?

LLOYD LYNFORD:
Well, first of all I would say that hedge funds heretofore have never really been a major component of our user base, if we’re talking about classic hedge funds. Certainly, institutional real estate money managers, investment banks, commercial banks, pension funds, but classic hedge funds have not. Now, interestingly, in the last, let's say this year, we have signed up a number of new hedge fund clients that have been amassing capital, kind of ready to move into commercial real estate when they perceive that there finally is a significant break in pricing, which there really hasn’t been thus far. While transaction activity is down, as I mentioned, about 66%, pricing in terms of the asset class – depending on the type that we’re talking about – ranges anywhere from sub-10% to maybe 15 to 18%. Again, so a lot of these hedge funds are amassing capital, ready to move in when they see a decline. But most of the hedge funds that we do have would probably be in the smaller category, not in the larger category. Although, we have had a few nice hits, positive hits from hedge funds in recent quarters.

ROSS HABERMAN:	Thanks guys.

LLOYD LYNFORD:	Sure.

OPERATOR:	Our next question comes from Brad Kroese, a private investor. Please go ahead.

BRAD KROESE:
Looking at the cash balance that you guys have and the depressed state of the stock price, and unlike a lot of companies that probably unwisely used a lot of their cash at the peak of the market to buy back their stock, is there any point where putting some of that cash to work and given the containment you have in terms of amortization and coming up with the debt facilities? Is a buyback anything that might come up?

LLOYD LYNFORD:	I had a little trouble hearing the question so I think that…

BRAD KROESE:	Stock buyback, I’m sorry.

LLOYD LYNFORD:
Yeah, stock buyback. It’s something that we’re looking at. I think the tensions between wanting to have cash on hand and yet the very favorable opportunity represented by our current stock price is exactly the dynamic that the Board is considering. You know, when we’re trading at the values that we’re trading at, clearly one of the best investments we think we can make is probably in our own stock. At the same time, we all recognize that cash is king in this. Frankly, we think we’re in an enviable position in this regard, which is that, as you can tell by our quarterly results that our cash generation position is pretty good. You know, we’re generating an annualized run-rate of over $11 million in EBITDA. We have a cash balance of somewhere between $29 and $30 million. We have very, very manageable amortization payments next year on both the Reis Services front and on the development activities front. So with the cash on hand that we have and the cash that we’re generating, we think we might be able to accomplish both objectives, which is to retain a fair amount of cash for flexibility going forward as well as selectively repurchasing shares and it’s something that... the Board is reviewing this very, very carefully. So you should know that this is one potential avenue for enhancing shareholder value.

BRAD KROESE:	Would there be any issues with the bank loan in terms of putting that cash to work, or is that not an issue?

LLOYD LYNFORD:	Not really an issue as far as we can tell.

BRAD KROESE:	Okay, thank you.

OPERATOR:
As a reminder, if you would like to ask a question please press * then 1 on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press * then 2. That is * then 1 to ask a question.

Our next question will come from Patrick Walker from Walker Smith Capital. Please go ahead.

PATRICK WALKER:	Hey guys, thanks for the time.

LLOYD LYNFORD:	Hey Patrick, how are you?

PATRICK WALKER:	I’m all right. How are you?

LLOYD LYNFORD:	Good, thanks.

PATRICK WALKER:	The real estate holdings, obviously, in Connecticut, can you go through again how that’s currently valued on your balance sheet and that’s most of what’s left on the debt that I see, correct?

MARK CANTALUPPI:	The debt that’s outstanding is related solely to the East Lyme project, that’s correct.

PATRICK WALKER:	Okay, and how many lots are left?

JEFFREY LYNFORD:	119 lots in total – one model and three houses in inventory, and five finished lots.

PATRICK WALKER:	And what do you consider to be your options? Obviously, you just continue to develop and work through this cycle.

JEFFREY LYNFORD:
We have stopped construction, we have stopped road building, we have retained brokers, and we are trying to sell it in total or in pieces, and we were happy to announce earlier as we said on this call that we have been able to find one regional homebuilder that bought eight lots to build spot homes, and we’re looking at others. So if we can’t sell it in one fell swoop, as they say, we’ll sell it in many fell swoops.

PATRICK WALKER:	All right, that’s all I’ve got. I think everything else has been addressed. Thank you.

OPERATOR:	Our next question will come from Ross Haberman from Haberman Funds. Please go ahead.

ROSS HABERMAN:	I just had a follow up question for Mark. Mark, could you go through the methodology of how you come up with that $13 million of equity value for the real estate business.

MARK CANTALUPPI:	That information comes right off of the segment balance sheet in the 10-Q. Hold on one second and I’ll flip to that.

ROSS HABERMAN:
Do you reappraise that or, for argument’s sake, if you end up selling that in bulk you’re clearly not going to get the prices you would get if you sold it in small individual pieces? Do you have to assess that at all?

MARK CANTALUPPI:
Each quarter, we take a look at our sale assumptions like any other real estate owner/operator/holder would do to test and look at indications of impairment with regards to either your land or your real estate. I think that the process that we do on a quarterly basis is comprehensive. We challenge our input assumptions with regards to selling prices, our ability and intent with regards to getting transactions or sales like Jeffrey has previously described closed. Just as a reminder, the projects that we had taken impairments on in the past were only the East Lyme and Claverack projects. Our Gold Peak project, which Jeffrey had mentioned before, we only have 19 units to go. Very strong, it does not come close on any calculation to an impairment and like Jeff said, we own that free-and-clear. So every dollar that we bring in there, other than paying commissions and operating expenses, is retained by the Company.

ROSS HABERMAN:
I’m just looking at that you sold nine lots in East Lyme in the last quarter or so. Based on the average price you got for that, there was no reason to further adjust your East Lyme valuation based on those sales?

MARK CANTALUPPI:	That’s correct.

ROSS HABERMAN:	Okay. All right, thank you.

OPERATOR:	Our next question will come from Adam Berger from Cougar Trading. Please go ahead.

ADAM BERGER:	Hey fellows, how are you?

LLOYD LYNFORD:	Good, thank you.

ADAM BERGER:	Have you guys thought of hiring someone to explore other options being that CoStar is gone?

LLOYD LYNFORD:
Well, as I indicated, part of the deliberation process was aided by hiring a financial advisor as well as legal representation. As part of the process that the Board deliberated on over the summer, when the CoStar offer first came about in June, we certainly did look at the position of the Company and our other options. The decision of the Board was and has been that continuing to exploit the core business while exiting the real estate was the best option for the Company.

ADAM BERGER:	Got it, okay, thank you.

OPERATOR:	At this time, we show no further questions. I would like to turn the conference back over to Lloyd Lynford for any closing remarks.

LLOYD LYNFORD:
As always, Mark and I are available to speak to shareholders of Reis and we would be happy to answer any questions you have or come up with in the next coming weeks.  Of course, we must comply with SEC and other rules regarding selective disclosure.  We continue to work hard every day to deliver operating and financial results for our shareholders, and we believe that we have done that yet again this quarter, especially given the difficult market conditions. Thank you for listening today and have a good afternoon.